News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

(562) 435-3666, ext. 1113

MOLINA HEALTHCARE OF INDIANA

AWARDED STATE HMO LICENSE

LONG BEACH, California (December 27, 2004) -- Molina Healthcare, Inc. (NYSE: MOH) announced today that its wholly owned subsidiary, Molina Healthcare of Indiana, Inc., has been awarded a Certificate of Authority by the Indiana Department of Insurance licensing Molina Healthcare of Indiana to operate as a health maintenance organization in the state. The license award precedes the implementation of a two-year contract to provide Medicaid services within thirteen mandatory managed care counties commencing January 1, 2005. Molina Healthcare of Indiana anticipates the initial generation of revenues under the contract to occur by the second quarter of 2005 following the assignment to it of Medicaid enrollees by the Indiana Family and Social Services Administration Office of Medicaid Policy and Planning.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Washington, Michigan, Utah, and New Mexico. More information on Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

This press release contains forward-looking statements and information. All forward-looking statements are predictions by the Company's management and are subject to numerous risks and uncertainties that may cause actual results to differ materially. Such risks include those associated with the assignment to Molina Healthcare of Indiana of a sufficient number of Medicaid enrollees, the development of an adequate provider network, the successful expansion of Molina Healthcare of Indiana's service area, the recruitment and retention of qualified personnel in Indiana, the successful execution of the Company's growth strategy, changes in federal or state laws or regulations or the interpretation thereof, and other risks as detailed in the Company's periodic reports and filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update its forward-looking statements.